Exhibit 8.2

King & Spalding LLP 1290 Avenue of the Americas New York, New York 10104 T: +1 212 556 2100 F: +1 212 556 2222 www.kslaw.com

April 29, 2026
NCR Atleos Corporation
864 Spring Street NW
Atlanta, GA 30308
Re:	Exhibit 8.2 Tax Opinion
Ladies and Gentlemen:
We have acted as counsel to NCR Atleos Corporation, a Maryland corporation (“NCR Atleos”), in connection with (i) the transactions contemplated by the Agreement and Plan of Merger, dated as of February 26, 2026, by and among The Brink’s Company, a Virginia corporation (“Brink’s”), NCR Atleos, Novus Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Brink’s (“Merger Sub 1”), and Novus Merger Sub II, LLC, a Maryland limited liability company and wholly owned subsidiary of Brink’s (“Merger Sub 2”) (as amended from time to time, the “Merger Agreement”), and (ii) the preparation of a Registration Statement on Form S-4 filed by Brink’s on the date hereof with the Securities and Exchange Commission, including the proxy statement/prospectus forming a part thereof (the “Registration Statement”). Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.
Subject to the terms and conditions of the Merger Agreement, (i) Merger Sub 1 will merge with and into NCR Atleos (the “First Merger”) with NCR Atleos surviving as a direct, wholly owned subsidiary of Brink’s and (ii) immediately following the completion of the First Merger, NCR Atleos will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a direct, wholly owned subsidiary of Brink’s (the “Second Merger” and, together with the First Merger, the “Mergers”). In rendering our opinion below, we have examined, and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants, and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and (iii) such other documents and records as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have made certain assumptions, including that:

1.     any original documents submitted to us (including signatures thereto) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Mergers) execution and delivery of all documents in the form presented to us;

April 29, 2026

2.     the Mergers and any related transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the other agreements referred to therein (the “Transaction Documents”) and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and the Mergers and any related transactions will be effective under the laws of all applicable jurisdictions;

3.     all factual statements, descriptions, and representations contained in any of the Transaction Documents, the Registration Statement and any other documents or records on which we have relied, are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the effective time of the Mergers and no actions have been taken or will be taken that are inconsistent with such factual statements, descriptions, or representations or that make any such factual statements, descriptions, or representations untrue, incomplete or incorrect at the effective time of the Mergers;

4.     any certificates, forms or other documentation that any of parties to the Merger Agreement have requested, or will request, from any person in connection with the Mergers will have been duly executed and provided to the requesting party as and when requested;

5.     any representations or statements made in any of the Transaction Documents or the Registration Statement qualified by knowledge, belief, expectation, intent, or materiality or comparable qualifiers are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective time of the Mergers, in each case without such qualification;

6.     the Transaction Documents represent the entire understanding of the parties with respect to the Mergers and any related transactions, and there are no other written or oral agreements regarding the Mergers other than the Transaction Documents;

7. the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement; and
8. all applicable reporting requirements with respect to the Mergers have been or will be satisfied.
If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

April 29, 2026

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, including any transactions that may occur after the Closing, or described in the Registration Statement other than the opinion set forth below. We are opining herein only as to the U.S. federal income tax matters described below, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereto, the Treasury Regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change or differing interpretations, either prospectively or retroactively. Any change in applicable law, or any variation or difference in the information, facts, statements, representations, covenants, and undertakings on which we have relied may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.
Based upon and subject to the foregoing and subject to the assumptions, representations, qualifications, and limitations set forth herein and in the Registration Statement, we are of the opinion that the discussion set forth in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Consequences of the Mergers,” insofar as such discussion purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects.
This opinion is rendered to NCR Atleos solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 8.2 to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ King & Spalding

King & Spalding LLP